CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 46 to the Registration Statement
(Form N-1A, No. 811-21108) of Pioneer Series Trust X, and to the incorporation by reference of our report, dated May 29, 2018, on Pioneer Fundamental Growth Fund, Pioneer Multi-Asset Ultrashort Income Fund, and Pioneer Dynamic Credit Fund (three of the portfolios comprising the Pioneer Series Trust X) included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2018.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
July 24, 2018